Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Tom Morabito, VP, Investor Relations	Cam Potts, SVP, CCO
470-607-5567	651-233-7735
tom.morabito@deluxe.com	cameron.potts@deluxe.com

DELUXE APPOINTS CHIP ZINT AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Scott Bomar returning to former employer
Company reaffirms full year fiscal 2022 financial guidance

MINNEAPOLIS—October 7, 2022—Deluxe (NYSE: DLX), a Trusted Payments and Business Technology™ company, today announced the appointment of Chip Zint as Senior Vice President and Chief Financial Officer, effective October 17. Zint will succeed Scott Bomar, who is stepping down to assume a senior role at a former employer.

Zint joined Deluxe in 2020 and has been serving as Vice President, Corporate Finance. In this role, Zint has been responsible for the company’s analytical, financial plans and policies, meeting regularly with the Board. Zint was instrumental in the company’s successful First American acquisition and has helped with sales driven revenue growth through the company’s One Deluxe model. Prior to joining Deluxe, Zint held senior finance roles with increasing responsibilities for nearly 14 years at NCR Corporation, most recently serving as vice president of Finance and CFO for the Hardware Division.

“Chip has a great set of leadership, financial planning and analysis skills, which are complemented by a deep understanding of Deluxe and the broader Payments industry,” said Barry McCarthy, President and Chief Executive Officer of Deluxe. “Chip is a proven leader who has earned the confidence of the entire Board of Directors and management team. He is the right leader to help drive our financial future as a Payments and Data company.”

“I am eager to continue the work already underway to advance our strategy and execute on our financial objectives,” said Zint. “I am grateful to Scott for his leadership during my time at the company, which has helped position me and the finance team for continued success.”

Deluxe has established a deep pool of internal talent enabling the company to promote from within. Under McCarthy’s leadership, the company has created extensive succession planning that has allowed it to promote qualified individuals to assume leadership positions, providing for quick and seamless transitions.

“I want to thank Scott for his contributions during his time as CFO of Deluxe. Since joining Deluxe, he has helped in accelerating our transformation while building a talented finance and accounting team. I wish Scott the best in his next chapter,” McCarthy continued.

Deluxe also reaffirmed its financial outlook for the full year 2022:

•Full year revenue growth outlook is expected to be 10% to 12%, excluding the impact of business exits, or 8% to 10% as reported.
•Full year adjusted EBITDA rate is expected to be 18.5% to 19.0% with the fourth quarter rate being higher than the third quarter due to the company’s normal seasonality pattern.
•Capital expenditures of approximately $105 million.

As previously noted, the guidance outlined above is subject to, among other things, prevailing macroeconomic conditions, anticipated continued supply chain constraints, labor supply issues, inflation, and the impact of recent divestitures.

About Deluxe
Deluxe, a Trusted Payments and Business Technology™ company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing approximately $3 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning Deluxe, the company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: potential continuing negative impacts from pandemic health issues, such as the coronavirus / COVID-19, along with the impact of government restrictions or similar directives on our future results of operations and our future financial condition; uncertainties related to the Russia-Ukraine dispute; the impact that further deterioration or prolonged softness in the economy may have on demand for the company’s products and services; continuing cost increases and/or declines in the availability of materials and other services; the company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the company’s control; declining demand for the company’s checks, check-related products and services and business forms; risks that the company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the company’s revenue and gross profit; risks related to the company’s acquisition of First American Payment Systems, including integration-related risks; risks that future acquisitions will not be consummated; risks that any such acquisitions do not produce the anticipated results or synergies; risks that the company’s cost reduction initiatives will be delayed or unsuccessful; risks related to any divestitures contemplated or undertaken by the company; performance shortfalls by one or more of the company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws, regulations or investigations. The company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the company’s current expectations are contained in the company’s Form 10-K for the year ended December 31, 2021 and other filings made with the SEC. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.